Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD THIRD QUARTER EARNINGS

Record third quarter revenues and earnings
MIAMI (September 26, 2019) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the third quarter ended August 31, 2019 and provided an outlook for the full year, fourth quarter 2019 and 2020.

Key Highlights

•	U.S. GAAP net income of $1.8 billion, or $2.58 diluted EPS, for the third quarter of 2019, higher than U.S. GAAP net income for the third quarter of 2018 of $1.7 billion, or $2.41 diluted EPS.

•	Third quarter 2019 adjusted net income of $1.8 billion, or $2.63 adjusted EPS, higher than adjusted net income of $1.7 billion, or $2.36 adjusted EPS, for the third quarter of 2018.

•	Adjusted net income excludes net charges of $39 million for the third quarter of 2019 and net gains of $34 million for the third quarter of 2018.

•	Total revenues for the third quarter of 2019 were $6.5 billion, higher than the $5.8 billion in the prior year.

◦	Gross cruise revenues of $6.3 billion compared to $5.7 billion for the prior year.

◦	In constant currency, net cruise revenues of $5.0 billion compared to $4.7 billion for the prior year, an increase of 5.3 percent.

•
The company expects full year 2019 adjusted earnings per share to be in the range of $4.23 to $4.27, reflecting recent fuel price increases, compared to June guidance of $4.25 to $4.35 and 2018 adjusted earnings per share of $4.26.

Third Quarter 2019 Results
Key information for the third quarter of 2019 compared to the third quarter of 2018:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 5.6 percent. In constant currency, net revenue yields decreased 0.5 percent, in line with June guidance of down slightly to flat.

•
Gross cruise costs including fuel per ALBD increased 9.4 percent. In constant currency, net cruise costs excluding fuel per ALBD decreased 3.2 percent, better than June guidance of up 0.5 to 1.5 percent, due to the timing of expenses between quarters and cost improvements realized during the quarter.

•
Changes in fuel prices increased earnings by $0.07 per share, offset by a decrease in earnings due to changes in currency exchange rates of $0.07 per share compared to the prior year. Compared to June guidance, changes in fuel prices and currency exchange rates decreased earnings by $0.03 per share.

Highlights from the third quarter included Carnival Cruise Line’s partnership with Thrillist to create Island Hoppers, the first-ever comedy competition show at sea. Princess Cruises announced Phantom Bridge, a first-of-its-kind game combining digital and physical elements for the ultimate immersive escape room, which will launch onboard Sky Princess and Enchanted Princess. AIDAnova was the first-ever cruise ship to be awarded the prestigious Blue Angel certification for excellence in environmentally friendly ship design by Germany's Federal Ministry for the Environment. Additionally, during the quarter, the company released its 2018 Sustainability Report, detailing the key initiatives and progress made in 2018 toward its 2020 sustainability performance goals.

2019 Outlook
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald stated, “I thank our 150,000 global employees for their efforts to deliver a record quarter in an otherwise challenging year. We achieved additional cost improvements largely driven by leveraging our scale, offsetting the earnings impact due to voyage disruptions from the combined impact of Hurricane Dorian, the tensions in the Arabian Gulf and the delayed delivery of Costa Smeralda. A further reduction in guidance for ticket and onboard revenue worth $0.06 per share in part contributed to by the high level of close-in voyage disruptions was also offset. However, due to an $0.08 impact from the recent spike in fuel prices caused by geopolitical events, we are reducing our full year guidance for 2019 by $0.05 per share.”
Based on current booking trends, the company expects full year 2019 constant currency net cruise revenues to be up approximately 4.0 percent, with capacity growth of 4.2 percent. The company continues to expect its North America &

Australia segment yields to be up for the year, but slightly less than previous guidance while its Europe & Asia segment is still expected to be down for the year but slightly more than previous guidance. The company expects full year net cruise costs excluding fuel per ALBD in constant currency to be up approximately 0.3 percent versus the prior year compared to June guidance of up approximately 0.7 percent.
Weather related voyage disruptions, the tensions in the Arabian Gulf and a ship delivery delay are expected to have a financial impact of $0.04 to $0.06 per share compared to June guidance. Changes in fuel prices and currency exchange rates are expected to decrease earnings by $0.08 per share also compared to June guidance. Taking the above factors into consideration, the company expects full year 2019 adjusted earnings per share to be in the range of $4.23 to $4.27, reflecting recent fuel price increases, compared to June guidance of $4.25 to $4.35 and 2018 adjusted earnings per share of $4.26.

Fourth Quarter 2019 Outlook
Fourth quarter constant currency net revenue yields are expected to be down 2.0 to 3.0 percent compared to the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the fourth quarter are expected to be up 4.0 to 5.0 percent compared to the prior year. Changes in fuel prices and currency exchange rates are expected to increase earnings by $0.06 per share compared to the prior year. Voyage disruptions due to weather, a ship delivery delay and the previously announced U.S. government’s policy change on travel to Cuba are expected to have a financial impact of approximately $0.07 to $0.09 per share. Based on the above factors, the company expects adjusted earnings per share for the fourth quarter 2019 to be in the range of $0.46 to $0.50 versus 2018 adjusted earnings per share of $0.70.

2020 Outlook

Cumulative advanced bookings for the first half of 2020 are ahead of the prior year at prices that are in line compared to 2019 on a comparable basis. Since June, both booking volumes and prices for the first half of next year have been running lower than the prior year.

For full year 2020, the company expects capacity growth of approximately 7 percent. As previously indicated, in 2020 the company will increase its usage of MGO as a percent of total fuel consumption as a result of the IMO sulfur emission regulations. MGO is currently anticipated to represent approximately 40 percent of fuel consumption for full year 2020 compared to approximately 20 percent for full year 2019. Using fourth quarter September guidance fuel prices, fuel expense for full year 2020 is expected to be $1.8 billion compared to $1.6 billion expected for full year 2019. The company currently expects depreciation to be approximately $2.4 billion for full year 2020 compared to $2.2 billion for full year 2019.

Donald added, “As a truly global cruise company, with nearly 50 percent of our guests sourced outside of the U.S., we are facing a number of current headwinds, including weakening economies affecting our Europe & Asia segment, a strong dollar and of course, the IMO 2020 regulations, and we are working to mitigate them. We have taken actions to bring capacity in Southern Europe more in line with demand, reflecting the current conditions which have been heavily influenced by ongoing economic malaise, the uncertain geopolitical environment and recent trends in consumer confidence. We have also made close-in deployment changes, including those made to address the recent situation in the Arabian Gulf, which has had an impact on recent booking trends and ticket prices. While we are subject to uneven economies in the short run, the global aspect of our business has proven to be a strength over time, producing our industry leading position with over $5 billion in cash from operations, attractive returns on capital and the strongest balance sheet in the industry.”

Selected Key Forecast Metrics

	Full Year 2019		Fourth Quarter 2019
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx (3.0)%	Approx (0.5)%	(5.0) to (4.0)%	(3.0) to (2.0)%
Net cruise costs excl. fuel / ALBD	Approx (2.0)%	Approx 0.3%	2.5% to 3.5%	4.0 to 5.0%

	Full Year 2019	Fourth Quarter 2019
Fuel cost per metric ton consumed	$479	$462
Fuel consumption (metric tons in thousands)	3,305	820
Currencies (USD to 1)
AUD	$0.70	$0.68
CAD	$0.75	$0.75
EUR	$1.12	$1.10
GBP	$1.27	$1.25
RMB	$0.14	$0.14

	Three Months Ended August 31,		Nine Months Ended August 31,
	2019	2018	2019	2018
Net income (in millions)	$1,780	$1,707	$2,567	$2,659
Adjusted net income (in millions) (a)	$1,819	$1,673	$2,614	$2,537
Earnings per share-diluted	$2.58	$2.41	$3.71	$3.72
Adjusted earnings per share-diluted (a)	$2.63	$2.36	$3.77	$3.55

(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2019 third quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Together, the corporation’s cruise lines operate 102 ships with 241,000 lower berths visiting over 700 ports around the world, with 19 new ships scheduled to be delivered through 2025. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
With a long history of innovation and providing guests with extraordinary vacation experiences, Carnival Corporation has received thousands of industry awards - including recognition by the Consumer Technology Association™ as a CES® 2019 Innovation Awards Honoree for Ocean Medallion™. A revolutionary wearable device that contains a proprietary blend of communication technologies. Ocean Medallion enables the world’s first interactive guest experience platform transforming vacation travel on a large scale into a highly personalized level of customized service. The prestigious CES Innovation Awards honor outstanding design and engineering in consumer technology products.
Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	Adverse world events impacting the ability or desire of people to travel may lead to a decline in demand for cruises

•
Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters may impact the satisfaction of our guests and crew and lead to reputational damage

•
Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax may lead to litigation, enforcement actions, fines, penalties and reputational damage

•
Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and lead to reputational damage

•	Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction

•	Increases in fuel prices and availability of fuel supply may adversely impact our scheduled itineraries and costs

•	Fluctuations in foreign currency exchange rates may adversely impact our financial results

•	Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales and pricing

•	Geographic regions in which we try to expand our business may be slow to develop or ultimately not develop how we expect

•	Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2019	2018	2019	2018
Revenues
Cruise
Passenger ticket	$4,477	$4,353	$10,934	$10,694
Onboard and other (a)	1,855	1,316	4,811	3,509
Tour and other	200	167	299	222
	6,533	5,836	16,043	14,425
Operating Costs and Expenses
Cruise
Commissions, transportation and other	803	760	2,125	2,000
Onboard and other (a)	668	207	1,620	485
Payroll and related	548	537	1,671	1,638
Fuel	401	434	1,204	1,166
Food	284	275	821	804
Other ship operating	719	655	2,192	2,115
Tour and other	109	90	198	140
	3,532	2,958	9,833	8,348
Selling and administrative	563	573	1,813	1,794
Depreciation and amortization	548	511	1,607	1,510
	4,643	4,042	13,252	11,653
Operating Income	1,890	1,794	2,791	2,772
Nonoperating Income (Expense)
Interest income	8	5	16	10
Interest expense, net of capitalized interest	(52)	(49)	(157)	(147)
Gains on fuel derivatives, net (b)	—	4	—	61
Other income (expense), net	(19)	(9)	(27)	2
	(63)	(50)	(168)	(74)
Income Before Income Taxes	1,827	1,744	2,624	2,699
Income Tax Expense, Net	(47)	(37)	(56)	(40)
Net Income	$1,780	$1,707	$2,567	$2,659
Earnings Per Share
Basic	$2.58	$2.42	$3.72	$3.73
Diluted	$2.58	$2.41	$3.71	$3.72

Dividends Declared Per Share	$0.50	$0.50	$1.50	$1.45
Weighted-Average Shares Outstanding - Basic	689	706	691	712
Weighted-Average Shares Outstanding - Diluted	691	707	693	714

(a)	Includes the effect of the adoption of new accounting guidance of $449 million and $1.1 billion for the three and nine months ended August 31, 2019, respectively.

(b)
During the three months ended August 31, 2018, our gains on fuel derivatives, net include net unrealized gains of $8 million and realized (losses) of $(4) million. During the nine months ended August 31, 2018, our gains on fuel derivatives, net include net unrealized gains of $90 million and realized (losses) of $(29) million.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	August 31, 2019	November 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$1,153	$982
Trade and other receivables, net	441	358
Inventories	482	450
Prepaid expenses and other (a)	635	436
Total current assets	2,712	2,225
Property and Equipment, Net	36,466	35,336
Goodwill	2,886	2,925
Other Intangibles	1,166	1,176
Other Assets	771	738
	$44,001	$42,401
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$238	$848
Current portion of long-term debt	1,607	1,578
Accounts payable	695	730
Accrued liabilities and other	1,718	1,654
Customer deposits (a)	4,674	4,395
Total current liabilities	8,932	9,204
Long-Term Debt	8,893	7,897
Other Long-Term Liabilities	882	856

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 657 shares at 2019 and 656 shares at 2018 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2019 and 2018 issued	358	358
Additional paid-in capital	8,798	8,756
Retained earnings	26,576	25,066
Accumulated other comprehensive loss	(2,183)	(1,949)
Treasury stock, 130 shares at 2019 and 129 shares at 2018 of Carnival Corporation and 57 shares at 2019 and 48 shares at 2018 of Carnival plc, at cost	(8,261)	(7,795)
Total shareholders’ equity	25,295	24,443
	$44,001	$42,401

(a)	Includes the effect of the adoption of new accounting guidance of $147 million as of August 31, 2019.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended August 31,		Nine Months Ended August 31,
	2019	2018	2019	2018
STATISTICAL INFORMATION
ALBDs (in thousands) (a) (b)	22,727	21,475	65,671	62,626
Occupancy percentage (c)	113.0%	112.6%	107.8%	107.8%
Passengers carried (in thousands)	3,752	3,562	9,790	9,393
Fuel consumption in metric tons (in thousands)	822	818	2,487	2,458
Fuel consumption in metric tons per thousand ALBDs	36.2	38.1	37.9	39.3
Fuel cost per metric ton consumed	$487	$531	$484	$474
Currencies (USD to 1)
AUD	$0.69	$0.74	$0.70	$0.76
CAD	$0.76	$0.76	$0.75	$0.78
EUR	$1.12	$1.16	$1.13	$1.20
GBP	$1.24	$1.31	$1.28	$1.36
RMB	$0.14	$0.15	$0.15	$0.15

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,245	$1,349	$4,414	$4,436
Capital expenditures	$427	$583	$3,448	$2,784
Dividends paid	$347	$356	$1,041	$1,003

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
For the three months ended August 31, 2019 compared to the three months ended August 31, 2018, we had a 5.8% capacity increase in ALBDs comprised of a 1.7% capacity increase in our North America and Australia (“NAA”) segment and a 13% capacity increase in our Europe and Asia (“EA”) segment.

Our NAA segment’s capacity increase was caused by the full period impact from one Holland America Line 2,670-passenger capacity ship that entered into service in December 2018.

The increase in our NAA segment’s capacity was partially offset by:

•	Full period impact from one P&O Cruises (Australia) 1,680-passenger capacity ship removed from service in March 2019

•	Full period impact from one P&O Cruises (Australia) 1,260-passenger capacity ship removed from service in April 2019

•	Partial period impact from one Holland America Line 835-passenger capacity ship removed from service in July 2019

Our EA segment’s capacity increase was caused by:

•	Full period impact from one AIDA 5,230-passenger capacity ship that entered into service in December 2018

•	Full period impact from one Costa Cruises 4,200-passenger capacity ship that entered into service in March 2019

The increase in our EA segment’s capacity was partially offset by the partial period impact from one P&O UK 1,880-passenger capacity ship removed from service in August 2019.

For the nine months ended August 31, 2019 compared to the nine months ended August 31, 2018, we had a 4.9% capacity increase in ALBDs comprised of a 2.4% capacity increase in our NAA segment and a 9.2% capacity increase in our EA segment.

Our NAA segment’s capacity increase was caused by:

•	Partial period impact from one Carnival Cruise Line 3,960-passenger capacity ship that entered into service in April 2018

•	Partial period impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

•	Partial period impact from one Holland America Line 2,670-passenger capacity ship that entered into service in December 2018

The increase in our NAA segment’s capacity was partially offset by:

•	Partial period impact from one P&O Cruises (Australia) 1,680-passenger capacity ship removed from service in March 2019

•	Partial period impact from one P&O Cruises (Australia) 1,260-passenger capacity ship removed from service in April 2019

•	Partial period impact from one Holland America Line 835-passenger capacity ship removed from service in July 2019

Our EA segment’s capacity increase was caused by:

•	Partial period impact from one AIDA 5,230-passenger capacity ship that entered into service in December 2018

•	Partial period impact from one Costa Cruises 4,200-passenger capacity ship that entered into service in March 2019

The increase in our EA segment’s capacity was partially offset by:

•	Partial period impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Partial period impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

•	Partial period impact from one P&O UK 1,880-passenger capacity ship removed from service in August 2019

(c)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(dollars in millions, except yields)	2019	2019 Constant Dollar	2018	2019	2019 Constant Dollar	2018
Passenger ticket revenues	$4,477	$4,549	$4,353	$10,934	$11,190	$10,694
Onboard and other revenues (a)	1,855	1,875	1,316	4,811	4,885	3,509
Gross cruise revenues	6,333	6,424	5,669	15,744	16,075	14,203
Less cruise costs
Commissions, transportation and other	(803)	(814)	(760)	(2,125)	(2,182)	(2,000)
Onboard and other (a)	(668)	(674)	(207)	(1,620)	(1,642)	(485)
	(1,471)	(1,488)	(967)	(3,746)	(3,825)	(2,485)
Net passenger ticket revenues	3,674	3,734	3,593	8,808	9,008	8,694
Net onboard and other revenues	1,187	1,201	1,109	3,190	3,243	3,024
Net cruise revenues	$4,862	$4,936	$4,702	$11,999	$12,250	$11,718
ALBDs	22,727,296	22,727,296	21,475,014	65,671,215	65,671,215	62,626,499

Gross revenue yields	$278.64	$282.66	$263.98	$239.74	$244.78	$226.78
% increase (decrease)	5.6%	7.1%		5.7%	7.9%
Net revenue yields	$213.91	$217.17	$218.96	$182.71	$186.54	$187.10
% increase (decrease)	(2.3)%	(0.8)%		(2.3)%	(0.3)%
Net passenger ticket revenue yields	$161.66	$164.32	$167.31	$134.13	$137.16	$138.82
% increase (decrease)	(3.4)%	(1.8)%		(3.4)%	(1.2)%
Net onboard and other revenue yields	$52.25	$52.85	$51.65	$48.58	$49.38	$48.28
% increase (decrease)	1.2%	2.3%		0.6%	2.3%

(a) Includes the effect of the adoption of new accounting guidance of $449 million ($453 million in constant dollar) and $1.1 billion ($1.1 billion in constant dollar) for the three and nine months ended August 31, 2019, respectively.

	Three Months Ended August 31,			Nine Months Ended August 31,
(dollars in millions, except yields)	2019	2019 Constant Currency	2018	2019	2019 Constant Currency	2018
Net passenger ticket revenues	$3,674	$3,754	$3,593	$8,808	$9,071	$8,694
Net onboard and other revenues	1,187	1,199	1,109	3,190	3,244	3,024
Net cruise revenues	$4,862	$4,953	$4,702	$11,999	$12,315	$11,718
ALBDs	22,727,296	22,727,296	21,475,014	65,671,215	65,671,215	62,626,499

Net revenue yields	$213.91	$217.95	$218.96	$182.71	$187.52	$187.10
% increase (decrease)	(2.3)%	(0.5)%		(2.3)%	0.2%
Net passenger ticket revenue yields	$161.66	$165.18	$167.31	$134.13	$138.13	$138.82
% increase (decrease)	(3.4)%	(1.3)%		(3.4)%	(0.5)%
Net onboard and other revenue yields	$52.25	$52.77	$51.65	$48.58	$49.39	$48.28
% increase (decrease)	1.2%	2.2%		0.6%	2.3%
(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Dollar	2018	2019	2019 Constant Dollar	2018
Cruise operating expenses (a)	$3,423	$3,466	$2,867	$9,634	$9,820	$8,208
Cruise selling and administrative expenses	554	562	569	1,792	1,828	1,772
Gross cruise costs	3,978	4,028	3,436	11,426	11,649	9,980
Less cruise costs included above
Commissions, transportation and other	(803)	(814)	(760)	(2,125)	(2,182)	(2,000)
Onboard and other (a)	(668)	(674)	(207)	(1,620)	(1,642)	(485)
Gains (losses) on ship sales and impairments	(3)	(3)	27	11	12	39
Restructuring expenses	—	—	—	—	—	—
Other	(23)	(23)	—	(43)	(43)	(1)
Net cruise costs	2,480	2,513	2,496	7,648	7,793	7,532
Less fuel	(401)	(401)	(434)	(1,204)	(1,204)	(1,166)
Net cruise costs excluding fuel	$2,079	$2,112	$2,062	$6,444	$6,588	$6,367
ALBDs	22,727,296	22,727,296	21,475,014	65,671,215	65,671,215	62,626,499

Gross cruise costs per ALBD	$175.01	$177.23	$160.02	$173.98	$177.38	$159.36
% increase (decrease)	9.4%	10.8%		9.2%	11.3%
Net cruise costs excluding fuel per ALBD	$91.49	$92.94	$96.03	$98.12	$100.32	$101.66
% increase (decrease)	(4.7)%	(3.2)%		(3.5)%	(1.3)%

(a) Includes the effect of the adoption of new accounting guidance of $449 million ($453 million in constant dollar) and $1.1 billion ($1.1 billion in constant dollar) for the three and nine months ended August 31, 2019, respectively.

	Three Months Ended August 31,			Nine Months Ended August 31,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Currency	2018	2019	2019 Constant Currency	2018
Net cruise costs excluding fuel	$2,079	$2,113	$2,062	$6,444	$6,596	$6,367
ALBDs	22,727,296	22,727,296	21,475,014	65,671,215	65,671,215	62,626,499

Net cruise costs excluding fuel per ALBD	$91.49	$92.98	$96.03	$98.12	$100.44	$101.66
% increase (decrease)	(4.7)%	(3.2)%		(3.5)%	(1.2)%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions, except per share data)	2019	2018	2019	2018
Net income
U.S. GAAP net income	$1,780	$1,707	$2,567	$2,659
Unrealized (gains) losses on fuel derivatives, net	—	(8)	—	(90)
(Gains) losses on ship sales and impairments	14	(27)	—	(39)
Restructuring expenses	—	—	—	—
Other	25	—	47	7
Adjusted net income	$1,819	$1,673	$2,614	$2,537
Weighted-average shares outstanding	691	707	693	714

Earnings per share
U.S. GAAP earnings per share	$2.58	$2.41	$3.71	$3.72
Unrealized (gains) losses on fuel derivatives, net	—	(0.01)	—	(0.13)
(Gains) losses on ship sales and impairments	0.02	(0.04)	—	(0.05)
Restructuring expenses	—	—	—	—
Other	0.04	—	0.07	0.01
Adjusted earnings per share	$2.63	$2.36	$3.77	$3.55

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices, once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2019 periods’ currency exchange rates have remained constant with the 2018 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•
The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.